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                             KELLER & COMPANY, INC.
                        Financial Institution Consultants
                        Investment and Financial Advisors


555 Metro Place North                                         614-766-1426
Suite 524                                                     614-766-1459 (fax)
Dublin, Ohio 43017


April 30, 2004


Board of Directors
Dearborn Savings Association, F.A.
118 Walnut Street
Lawrenceburg, IN 47025

To the Board:

In response to a request from the Office of Thrift Supervision we hereby submit an independent appraisal update ("Update") of the pro forma market value of the to-be-issued common stock of DSA Financial Corporation (the "Corporation"), a Delaware corporation, in connection with the conversion of Dearborn Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock to be issued represent the ownership interest in Dearborn Financial Corporation, which was formed in April 1999 as a mid-tier holding company and the holding company of Dearborn Savings Association, F.A. ("Dearborn" or the "Association"). Dearborn Financial Corporation is a subsidiary of Dearborn Mutual Holding Company, which currently has a majority ownership interest in Dearborn Financial Corporation. Under the Plan of Conversion, Dearborn Mutual Holding Company will cease to exist, with Dearborn Savings Association becoming a wholly-owned subsidiary of the Corporation. The existing shares of stock in Dearborn Financial Corporation will be exchanged for new shares of stock in the Corporation. This Update of the Corporation's pro forma market value as of April 23, 2004, was prepared after a review of our original appraisal report as of February 27, 2004, ("Original Appraisal") and is being submitted to the Office of Thrift Supervision as an update of the Original Appraisal.

This Update is based on conversations with the management of Dearborn, the law firm of Luse, Gorman, Pomerenk and Schick, Washington, D.C., and the investment banking firm of Keefe, Bruyette & Woods, Inc. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Update, we have given consideration to current market conditions, the recent performance of Dearborn and the recent performance of publicly-traded thrift institutions, including those institutions in Dearborn's comparable group, and recently converted thrift institutions. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity involving publicly-traded thrift institutions in Dearborn's city, county and market area revealed no institutions involved in such activity, as indicated in
Exhibit 1.

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Board of Directors
Dearborn Savings Association, F.A.
April 30, 2004

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We have recognized a reinvestment rate of 1.25 percent before taxes in this
Update, the same rate indicated in the Original Appraisal, based on current short term interest rates.

We have updated the three valuation methods used in the Original Appraisal based on Dearborn's December 31, 2003, financials and using the stock prices of publicly-traded thrift institutions as of April 23, 2004. Exhibits 2 and 3 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured thrift institutions excluding mutual holding companies. Exhibits 4 and 5 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured mutual holding companies.
Exhibit 6 identifies the Association's comparable group and provides comparative operating and financial data on Dearborn and the comparable group institutions.

Exhibit 7 provides a summary of publicly-traded thrift conversions since January 1, 2003, and the relative movement of their share prices. For the twenty two conversions completed from January 1, 2003, to April 23, 2004, including eight mutual holding companies, seven second stage conversions and seven standard conversions, the average percentage price change one day after IPO was a positive 31.38 percent with a median of 23.10 percent, from a low of 9.0 percent to a high of 69.90 percent. The average percentage price change one week after IPO for those twenty two conversions was a similar 32.21 percent with a similar median of 25.00 percent, from a low of 8.8 percent to a high of 71.00 percent. It should be noted, however, that of the fifteen conversions completed since June 30, 2003, all but one were trading on April 23, 2003, at prices lower than their trading prices one day after IPO; and one of those issues, which closed in January, 2004, was trading at a price nominally lower than its IPO price.

As presented in Exhibit 8, since February 27, 2004, there have been downward movements in the price to earnings multiple, the price to core earnings multiple, the price to book value ratio and the price to assets ratio of Dearborn's comparable group, all publicly-traded, FDIC-insured thrifts in the United States ("all thrifts")and all FDIC-insured thrifts traded on NASDAQ. The average price to net earnings multiple for the comparable group decreased by
2.26 percent, while the average price to core earnings multiple for the comparable group decreased by 1.83 percent from 15.27 times earnings to 14.99 times earnings during that period. The average market price to book value ratio for all thrifts decreased from 164.28 percent at February 27, 2004, to 152.09 percent at April 23, 2004, and decreased from 137.03 percent to 133.42 percent for the comparable group. The average price to assets ratio decreased from 16.22 percent to 13.89 percent for all thrifts and decreased from 14.21 percent to
13.89 percent for the comparable group for the same time period. Exhibit 8 also presents the values, numerical changes and percentage changes of the SNL Thrift Index, the Dow Jones Industrial Average (DJIA) and the Standard and Poors 500 (S & P 500) as of February 27, 2004, and April 23, 2004. As indicated, from February 27, 2004, to April 23, 2004, the SNL Thrift Index decreased 10.11 percent, while the DJIA decreased 1.05 percent and the S & P decreased 0.38 percent. The trend in the market price of thrift stocks since the Original Appraisal indicates a 5.36 percent decrease in the average price per share for all publicly-traded thrifts and a smaller decrease of 3.00 percent for the comparable group.

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Board of Directors
Dearborn Savings Association, F.A.
April 30, 2004

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Exhibit 9 presents detailed market, pricing and financial ratios for Dearborn, all thrifts, the 24 publicly-traded Indiana thrifts and the comparable group as of April 23, 2004.

Exhibit 10 provides Dearborn's December 31, 2003, assets and equity and the Association's earnings for the twelve months ended December 31, 2003, which are the same as those used in the Original Appraisal. The Association had assets of $78,820,000 and equity of $9,091,000 at December 31, 2003, and identical net and core income after taxes of $806,000 for the twelve months ended December 31, 2003.

The trend in the market price of thrift stocks since the Original Appraisal indicates a 3.00 percent decrease in the average price per share of the ten comparable group institutions. Of those ten institutions, five experienced decreases in their price per share and five experienced increases. As previously detailed, the pricing ratios also demonstrated downward movement since February 27, 2004. From February 27, 2000, to April 23, 2004, the comparable group's average price to core earnings multiple decreased by 2.25 percent and its average price to book value ratio decreased by 2.63 percent.

This Update is based on a review of each of the adjustments made in the Original Appraisal relative to the comparable group and of the pro forma closing pricing ratios of converting thrift institutions and trends in market pricing and pricing ratios. This Update incorporates the following adjustments:

                                  Original Appraisal     Update
                                  ------------------     ------

Earnings Performance              None                   None
Market Area                       Upward                 Upward
Financial Condition               None                   None
Asset, Loan and Deposit Growth    Downward               Downward
Dividend Payments                 Upward                 Upward
Subscription Interest             None                   Upward
Liquidity of the Stock            Downward               Downward
Management                        None                   None
Marketing of the Issue            Downward               None

In our opinion, considering the foregoing factors, an 8.6 percent upward adjustment to the pro forma midpoint value of the Corporation is warranted at this time.

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Board of Directors
Dearborn Savings Association, F.A.
April 30, 2004

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This updated valuation of the Corporation is based on the following valuation ratios as of April 23, 2004:

     Price to earnings multiple:
             Midpoint                                    18.54x
             Super maximum                               24.39x

     Price to core earnings multiple:
             Midpoint                                    18.54x
             Super maximum                               24.39x

     Price to book value ratio:
             Midpoint                                    95.39%
             Super maximum                              109.99%

     Price to assets ratio:
             Midpoint                                    17.79%
             Super maximum                               23.00%

As indicated above, at the midpoint, the price to book value ratio increased from 91.24 percent at February 27, 2004, to 95.39 percent as of April 23, 2004; the price to net earnings multiple and the price to core earnings multiple increased from 17.01 to 18.54; and the price to assets ratio increased from
16.56 percent to 17.79 percent as of April 23, 2004. At the super maximum, the price to book value ratio increased from 105.67 percent at February 27, 2004, to
109.99 percent as of April 23, 2004; the price to net earnings multiple and the price to core earnings multiple increased from 22.51 to 24.39; and the price to assets ratio increased from 21.36 percent to 23.00 percent as of April 23, 2004.

Exhibit 15 details the valuation premium or discount applied to the comparable group in determining the value. The discount from the comparable group average price to book value ratio was 28.50 percent at April 23, 2004, lower than the discount of 33.41 percent at February 27, 2004. The price core earnings multiple premium increased significantly from 11.39 percent to 23.67 percent during that time period. The premium of 16.52 percent in the price to assets ratio at February 27, 2004, increased to a premium of 28.07 percent at April 23, 2004.

The valuation range in the Original Appraisal indicated a midpoint of $14,000,000, with a minimum of $11,900,000, a maximum of $16,100,000, and a super maximum of $18,515,000. In our opinion, based on Dearborn's December 31, 2000, financials, the pricing ratios and price fluctuation of the Association's comparable group, current pricing ratios and trends in the market since the Original Appraisal and the revised adjustments relative to the comparable group indicated previously, the midpoint value of the Corporation as of April 23, 2004, was $15,200,000, with a minimum of $12,920,000, a maximum of $17,480,000, and a super maximum of $20,102,000, representing

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Board of Directors
Dearborn Savings Association, F.A.
April 30, 2004

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1,292,000 shares, 1,520,000 shares, 1,748,000 shares and 2,010,275 shares at
$10.00 per share at the minimum, midpoint, maximum and super-maximum, respectively.

The pro forma market value or appraised value of the Corporation was $15,200,000 at the midpoint as of April 23, 2004.

Sincerely,

KELLER & COMPANY, INC.

\s\ Keller & Company, Inc.